KYIVSTAR GROUP LTD.
Code of Business Conduct and Ethics

Effective Date: August 14, 2025

I.Introduction
A.Purpose
This Code of Business Conduct and Ethics (the “Code”) contains, among other things, general guidelines for conducting the business of Kyivstar Group Ltd. and its direct and indirect subsidiaries (collectively, the “Company,” “our” or “we”) consistent with the highest standards of business ethics. To the extent this Code requires a higher standard than required by commercial practice or applicable laws, rules or regulations, the Company adheres to these higher standards.
This Code applies to all of our directors, officers and other employees. We refer to all officers and other employees covered by this Code as “Company employees” or simply “employees,” unless otherwise stated or the context otherwise requires. In this Code, we refer to our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions, as our “principal financial officers.”
B.Seeking Help and Information
This Code is not intended to be a comprehensive rulebook and cannot address every situation you may face. If you feel uncomfortable about a situation or have any doubts about whether it is consistent with the Company’s ethical standards, seek help. We encourage you to contact your supervisor for help first. If your supervisor cannot answer your question or if you do not feel comfortable contacting your supervisor, contact the Company’s Head of Ethics & Compliance (the “Compliance Officer”) or his or her designee (each, an “Authorized Officer”) or the appropriate human resources contact. We have also established reporting channels as described below.
C.Reporting Violations of the Code
All employees and directors have a duty to report any known or suspected violation of this Code, including violations of the laws, rules, regulations or policies that apply to the Company or other relevant legislation in the country where an employee is located.
If you know of or suspect a violation of this Code or any laws, rules or regulations or policies applicable to the Company, immediately report the conduct to your supervisor or an Authorized Officer. An Authorized Officer will work with you and your supervisor or other appropriate persons to investigate your concern. If you do not feel comfortable reporting the conduct to your supervisor or you do not get a satisfactory response, you may contact an Authorized Officer directly. You may also report known or suspected violations of the Code through the official

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Speak Up reporting line, which the Company has established and which is available via the internet at Kyivstar.ua/SpeakUp or you may contact Kyivstar’s Ethics and Compliance Department by sending an email to SpeakUp@Kyistar.ua.
For concerns specifically regarding accounting, internal accounting controls, fraud, or auditing matters relating to the Company, please refer to the Company’s Policies and Procedures for Complaints Regarding Accounting, Internal Accounting Controls, Fraud or Auditing Matters.
You may remain anonymous and will not be required to reveal your identity when reporting a breach of this Code at Kyivstar.ua/SpeakUp, although providing your identity may assist the Company in investigating your concern. All reports of known or suspected violations of the law or this Code will be handled sensitively and with discretion. Your supervisor, the Compliance Officer and the Company will protect your confidentiality to the extent possible, consistent with applicable laws and the Company’s need to investigate your concern. Nothing in this Code prevents you from communicating directly with relevant government authorities about potential violations of law.
It is Company policy that any employee or director who violates this Code will be subject to appropriate discipline, which may include, for an employee, termination of employment or, for a director, a request that such director resign from the Board of Directors of the Company (the “Board of Directors”). This determination will be based upon the facts and circumstances of each particular situation. Employees and directors who violate the law or this Code may expose themselves to substantial civil damages, criminal fines, and prison terms. The Company may also face substantial fines and penalties and may incur damage to its reputation and standing in the community. Your conduct as a representative of the Company, if it does not comply with the law or with this Code, can result in serious consequences for both you and the Company.
D.Policy Against Retaliation
The Company prohibits retaliation against an employee or director who, in good faith, seeks help, reports known or suspected violations or assists in the investigation of reports made under this Code. Any reprisal or retaliation against an employee or director because the employee or director, in good faith, sought help or filed a report will be subject to disciplinary action, including potential termination of service.
E.Waivers of the Code
Any waiver of this Code for our directors, executive officers, or other principal financial officers may be made only by our Board of Directors or a duly authorized committee of the Board and will be disclosed to the public as required by law or the rules of Nasdaq Stock Market LLC, when applicable. Waivers of this Code for other employees may be made only by our Executive Chairman or Compliance Officer and may be reported to our Board and/or Audit Committee, as necessary or advisable.

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II.Conflicts of Interest
A.Identifying Potential Conflicts of Interest
Employees, officers and directors must act in the best interests of the Company. You must refrain from engaging in any activity or having a personal interest that presents a “conflict of interest” and should seek to avoid even the appearance of a conflict of interest. A conflict of interest occurs when your personal interest interferes with the interests of the Company. A conflict of interest can arise whenever you, as an employee, officer or director, take action or have an interest that prevents you from performing your Company duties and responsibilities honestly, objectively and effectively.
Identifying potential conflicts of interest may not always be clear-cut. The following situations might reasonably be expected to give rise to a conflict of interest and should be identified to, and addressed by, an Authorized Officer or the Board of Directors or a committee thereof:
•Outside Employment. An employee being employed by, serving as a director of, or providing any services to a company the individual knows or suspects is a material customer, supplier or competitor of the Company (other than services to be provided as part of an employee’s job responsibilities for the Company).

•Improper Personal Benefits. An employee or director obtaining any material (as to the individual) personal benefits or favors because of the individual’s position with the Company. Please see “Gifts and Entertainment” below for additional guidelines in this area.

•Financial Interests. An employee having a “material interest” (ownership or otherwise) in any company the individual knows or suspects is a material customer, supplier, or competitor of the Company and using his or her position to influence a transaction with such company. Whether an employee has a “material interest” will be determined by an Authorized Officer, the Audit and Risk Committee or the Board of Directors, as applicable, in light of all of the circumstances, including consideration of the relationship of the employee to the customer, supplier or competitor, the relationship of the employee to the specific transaction, and the importance of the interest to the employee having the interest.

•Loans or Other Financial Transactions. An employee or director obtaining loans or guarantees of personal obligations from, or entering into any other personal financial transaction with, any company the individual knows or suspects is a material customer, supplier, or competitor of the Company. This guideline does not prohibit arms-length transactions with banks, brokerage firms or other financial institutions.

•Service on Boards and Committees. An employee or director serving on a board of directors or trustees or on a committee of any entity (whether profit or not-for-

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profit) whose interests reasonably would be expected to conflict with those of the Company.

•Actions of Family Members. The actions of family members outside the workplace may also give rise to the conflicts of interest described above because they may influence an employee’s or director’s objectivity in making decisions on behalf of the Company. For purposes of this Code, “family members” include your spouse or life-partner, brothers, sisters, parents, in-laws and children whether such relationships are by blood or adoption.
For purposes of this Code, a company is a “material” customer if the customer has made payments to the Company in the past year in excess of $200,000 or 5% of the Company’s gross revenues, whichever is greater. A company is a “material” supplier if the supplier has received payments from the Company in the past year in excess of $200,000 or 5% of the supplier’s gross revenues, whichever is greater. If you are uncertain whether a particular company is a material customer or supplier, please contact an Authorized Officer for assistance.
Please refer to the Company’s Conflicts of Interest Policy for further guidance on conflicts of interest and how they should be addressed.
B.Disclosure of Conflicts of Interest
The Company requires that employees and directors disclose any situation that reasonably would be expected to give rise to a conflict of interest at the earliest possible opportunity. If you suspect you have a situation that could give rise to a conflict of interest, or something that others could reasonably perceive as a conflict of interest, you must report it in writing to your supervisor or an Authorized Officer, or if you are a director, executive officer, or other principal financial officer, to the Audit and Risk Committee, in each case at the earliest possible opportunity. An Authorized Officer or the Audit Committee, as applicable, will work with you to determine whether you have a conflict of interest and, if so, how best to address it. Transactions that could reasonably give rise to a conflict of interest involving an executive officer, or principal financial officer must first be approved by the Audit and Risk Committee , and any such approval will not be considered a waiver of this Code.
III.Corporate Opportunities
As an employee or director of the Company, you have an obligation to advance the Company’s interests when the opportunity to do so arises. If you discover or are presented with a business opportunity through the use of corporate property or information or because of your position with the Company, you should first present the business opportunity to the Company before pursuing the opportunity in your individual capacity. No employee or director may use corporate property, information, or the individual’s position with the Company for personal gain while employed by us or, for a director, while serving on our Board of Directors.
You should disclose to your supervisor the terms and conditions of each business opportunity covered by this Code that you wish to pursue. Your supervisor will contact the Compliance

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Officer and the appropriate management personnel to determine whether the Company wishes to pursue the business opportunity. If the Company waives its right to pursue the business opportunity, you may pursue the business opportunity on the same terms and conditions as originally proposed and consistent with the other ethical guidelines set forth in this Code. Directors of the Company must be mindful of their fiduciary duties as it relates to corporate opportunities at all times. Please refer to the Company’s Conflicts of Interest Policy for further guidance.
IV.Confidential Information
Employees and directors have access to a variety of confidential information regarding the Company. Confidential information includes all non-public information that might be of use to competitors, or, if disclosed, harmful to the Company or its collaborators, customers or suppliers. Employees and directors have a duty to safeguard all confidential information of the Company or third parties with which the Company conducts business, except when disclosure is authorized or legally mandated, and disclosures of confidential information should be made in accordance with the Company’s Guidelines for Corporate Disclosure and applicable law. Unauthorized disclosure of any confidential information is prohibited. Additionally, employees and directors should take appropriate precautions to ensure that confidential or sensitive business information, whether it is proprietary to the Company or another company, is not communicated within the Company except to employees and directors who have a need to know such information to perform their responsibilities for the Company. An employee’s and director’s obligation to protect confidential information continues after he or she leaves the Company. Unauthorized disclosure of confidential information could cause competitive harm to the Company or its collaborators, customers, or suppliers and could result in legal liability to you and the Company.
Any questions or concerns regarding whether disclosure of Company information is legally mandated should be promptly referred to an Authorized Officer.
V.Competition and Fair Dealing
All employees should endeavor to deal fairly with fellow employees and with the Company’s collaborators, licensors, customers, suppliers, and competitors. Employees should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice. Employees should maintain and protect any intellectual property licensed from licensors with the same care as they employ with regard to Company-developed intellectual property. Employees should also handle the nonpublic information of our collaborators, licensors, suppliers, and customers responsibly and in accordance with our agreements with them, including information regarding their technology and product pipelines.
VI.Gifts and Entertainment
The giving and receiving of gifts is a common business practice designed to build relationships and understanding among business partners, and the Company permits appropriate gifts and entertainment. Gifts and entertainment, however, should not compromise, or appear to

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compromise, your ability to make objective and fair business decisions. Nor should such expenses be used as a bribe or improper quid pro quo related to our business. In addition, it is important to note that the giving and receiving of gifts are subject to a variety of laws, rules, and regulations applicable to the Company’s operations. These include, without limitation, laws covering the marketing of products, bribery, and kickbacks. You are expected to understand and comply with all laws, rules, and regulations that apply to your job position. If you conduct business in other countries, you must be particularly careful that gifts and entertainment are not construed as bribes, kickbacks, or other improper payments.
It is your responsibility to use good judgement in this area. As a general rule, you may give or receive gifts or entertainment to or from collaborators, customers, or suppliers only if the gift or entertainment is infrequent, modest, intended to further legitimate business goals, and in compliance with applicable law, and provided the gift or entertainment would not be viewed as an inducement to or reward for any particular business decision. In all cases, prior to giving or accepting any gift valued at $150 or greater, you must seek approval from the Compliance Officer. All gifts and entertainment expenses of any value should be properly documented for by informing the Compliance Officer and, when applicable, on expense reports.
If the Compliance Officer rejects a request, the requesting party must follow their instructions, which may include returning a gift received.
Note: Gifts and entertainment may not be offered or exchanged under any circumstances to or with any employees of the U.S., state, or local governments. If you have any questions about this policy, contact your supervisor or the Compliance Officer for additional guidance.
VII.Company Records
Accurate and reliable records are crucial to our business. Our records are the basis of our earnings statements, financial reports, regulatory submissions and many other aspects of our business and guide our business decision-making and strategic planning. Company records include financial records, personnel records, records relating to our technology and product development, customer collaborations, manufacturing and regulatory submissions and all other records maintained in the ordinary course of our business.
All Company records must be complete, accurate and reliable in all material respects. Each employee and director must follow any formal document retention policy of the Company with respect to Company records within such employee’s or director’s control. Please contact your supervisor or the Compliance Officer to obtain a copy of any such policy or with any questions concerning any such policy.
VIII.Protection and Use of Company Assets
Employees and directors should protect the Company’s assets and ensure their efficient use for legitimate business purposes only and not for any personal benefit or the personal benefit of anyone else. Theft, carelessness, and waste have a direct impact on the Company’s financial

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performance. The use of Company funds or assets, whether or not for personal gain, for any unlawful or improper purpose is prohibited.
Employees and directors should be aware that Company property includes all data and communications transmitted or received to or by, or contained in, the Company’s electronic or telephonic systems. Company property also includes all written communications. Employees, directors and other users of this property should have no expectation of privacy with respect to these communications and data. To the extent permitted by law, the Company has the ability, and reserves the right, to monitor all electronic and telephonic communication. These communications may also be subject to disclosure to law enforcement or government officials.
IX.Accuracy of Financial Reports and Other Public Communications
As a public company we are subject to various securities laws, regulations, and reporting obligations. Applicable law and our internal company policies require the disclosure of accurate and complete information regarding the Company’s business, financial condition, and results of operations. Inaccurate, incomplete, or untimely reporting will not be tolerated and can severely damage the Company and result in legal liability.
The Company’s principal financial officers and other employees working in the finance department have a special responsibility to ensure that all our financial disclosures are full, fair, accurate, timely, and understandable. These employees must understand and strictly comply with generally accepted accounting principles and all standards, laws, and regulations for accounting and financial reporting of transactions, estimates, and forecasts.
X.Compliance with Laws and Regulations
Each employee and director has an obligation to comply with all laws, rules, and regulations applicable to the Company’s operations. These include, without limitation, laws covering interactions with the government, political contributions, bribery and kickbacks, copyrights, trademarks and trade secrets, information privacy, insider trading, illegal political contributions, antitrust, foreign corrupt practices, offering or receiving gratuities, environmental hazards, employment discrimination or harassment, occupational health and safety, false or misleading financial information, or misuse of corporate assets. You are expected to understand and comply with all laws, rules, and regulations that apply to your job position. If any doubt exists about whether a course of action is lawful, you should seek advice from your supervisor or the Compliance Officer. Please also refer to the Company’s Insider Trading Compliance Policy and other applicable internal policies and procedures for further guidance on these topics.
XI.Conclusion
This Code contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics. If you have any questions about these guidelines, please contact your supervisor or the Compliance Officer. The Company expects all of its employees and directors to adhere to these standards.

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This Code, as applied to the Company’s principal financial officers, shall be our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder.
This Code and the matters contained herein are neither a contract of employment nor a guarantee of continuing Company policy. The Company reserves the right to amend, supplement or discontinue this Code and the matters addressed herein, without prior notice, at any time.

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